Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact:
Jason Fredette, Director, Investor Relations
(617) 796-8320

Select Income REIT to Acquire Cole Corporate Income Trust for Approximately $3 Billion

Creates the Premiere Office and Industrial Net Lease REIT

Provides SIR with 64 Additional, High Quality Single Tenant Net Leased Office and Industrial Properties

Enhances All of SIR’s Tenant, Property and Leasing Metrics

SIR Board Expects to Increase Dividend upon Closing

Newton, MA (September 2, 2014): Select Income REIT (NYSE: SIR) today announced that its Board has unanimously approved a definitive merger agreement to acquire all of the outstanding common stock of Cole Corporate Income Trust (CCIT) for approximately $3.0 billion, payable in a combination of cash and SIR common shares plus the assumption of certain mortgage debt, to create an office and industrial net lease REIT leader. The transaction is subject to approval by SIR and CCIT shareholders and other customary conditions, and it is expected to close during the first quarter of 2015.

David Blackman, President and Chief Operating Officer of SIR, made the following statement:

“The combination of Select Income REIT and Cole Corporate Income Trust will create the premiere single tenant net lease office and industrial REIT with more than 43 million square feet of real estate in 35 states that are 98% occupied. The combined portfolio of properties will have an 11.1 year weighted average remaining lease term, an average property age of 10.7 years and investment grade rated tenants paying 37% of annual rents. The scale, diversification and improved portfolio metrics are expected to lower SIR’s cost of capital and enhance shareholder value.”

SIR believes CCIT has the highest quality single tenant net lease office and industrial portfolio among all publicly owned REITs. CCIT is a non-traded net lease REIT that will provide SIR with 64 office and industrial properties with approximately 16.1 million rentable square feet (excluding 23 healthcare properties to be sold as described below). This addition is expected to enhance all of SIR’s key portfolio measurements, including:

•                 Improving SIR’s Lease Term and Occupancy – The combined company will have an increased weighted (by rents) average remaining lease term of 11.1 years and an increased occupancy of approximately 98%, which are industry leading statistics in the net lease sector.

•                 Enhancing SIR’s Portfolio Quality – The acquisition of CCIT is consistent with SIR’s strategy as CCIT owns high quality office and industrial buildings, including corporate headquarters, built to suit properties, buildings which are strategic to tenants and properties in which tenants have invested significant capital. Among CCIT’s properties are strategic distribution centers for companies such as Amazon.com (Nasdaq: AMZN) and headquarter facilities for companies such as Tesoro Corporation (NYSE: TSO), Noble Energy, Inc. (NYSE: NBL), F5 Networks (Nasdaq: FFIV), United Launch Alliance and Compass Group PLC (LSE: CPG). SIR’s combination with CCIT will also lower the average age of SIR’s buildings to 10.7 years from 14.8 years.

•                 Strengthening SIR’s Tenant Credit Qualities – A high percentage of CCIT’s tenants are investment grade rated, which will result in SIR’s overall percentage of investment grade rated tenants (by rents) increasing to 37% from 28% and the investment grade percentage of its top 20 tenants increasing to 44% from 37%.

•                 Diversifying SIR’s Tenant Base – CCIT’s portfolio will expand SIR’s footprint to 35 from 21 U.S. states while further diversifying the industry types of SIR’s tenants. In addition, the percentage of rental income from the combined company’s top 5 tenants will decline to 18% from 28%.

•                 Providing Greater Financial Scale – The acquisition will more than double SIR’s asset base and enterprise value, creating the premiere office and industrial net lease REIT among all publicly traded REITs.  SIR believes this increased size has the potential to lower SIR’s cost of capital and enhance shareholder value.

Deal Structure, Approvals and Timing

SIR will acquire CCIT’s full property portfolio, which includes 64 office and industrial net lease properties as well as 23 healthcare properties, for a total consideration of approximately $3.0 billion including the assumption of approximately $298 million of mortgage debt and excluding transaction costs. As part of the transaction, SIR has entered an agreement to sell the 23 healthcare properties to Senior Housing Properties Trust (NYSE: SNH) for approximately $539 million (including $509 million in net proceeds and assumed debt of approximately $30 million) immediately upon closing of the merger, resulting in a net purchase price to SIR of approximately $2.5 billion.

The merger consideration being paid by SIR is structured as a cash or stock election under which CCIT stockholders may elect to receive cash for up to 60% of CCIT’s outstanding common stock or SIR common shares for up to 60% of CCIT’s outstanding common stock, with the type of consideration subject to proration if over 60% cash or stock is elected. Subject to the terms and conditions of the merger agreement and proration, CCIT stockholders will receive either $10.50 in cash or SIR common shares at an exchange ratio of 0.36 of a SIR common share for each share of CCIT common stock held. Based on the closing price of SIR’s common shares on August 29, 2014 and assuming 60% of CCIT stockholders elect cash consideration, the blended amount to be paid by SIR as merger consideration is approximately $10.32 per share of CCIT common stock. To fund the cash portion of the merger consideration, SIR will use net proceeds from the sale of CCIT’s healthcare properties, borrowings under SIR’s revolving credit facility and a new 364 day, fully committed bridge loan for up to $1.0 billion.  SIR intends to seek investment grade debt ratings from rating agencies and to refinance debt incurred with this transaction with longer term senior notes, bank debt and/or other debt financing.

Based on estimated 2015 GAAP net operating income and pending completion of SIR’s accounting analysis, SIR believes the acquisition cap rate is approximately 6.4% per annum (the sale of CCIT’s healthcare properties is being done on the same cap rate basis).  Assuming 60% of CCIT’s purchase price is paid in cash and that debt incurred with this transaction is refinanced with longer term debt financing at current market rates, SIR believes this merger transaction will be modestly accretive to SIR’s normalized funds from operations per share in 2015.

Completion of the merger is subject to the approval of SIR and CCIT shareholders as well as satisfaction of customary closing conditions. Completion of the sale of CCIT’s healthcare properties to SNH and the funding of the bridge loan are subject to satisfaction of customary closing conditions. Government Properties Income Trust and Reit Management & Research LLC, which combined own approximately 22 million shares of SIR common shares representing approximately 36.8% of SIR’s outstanding shares, have entered voting agreements to support the merger.

The merger is expected to close during the first quarter of 2015. In the interim, both SIR and CCIT expect to continue to pay customary common stock dividends. SIR’s Board of Trustees expects to increase SIR’s regular quarterly common share distribution by $0.02 to $0.50 ($2.00 per share per year) upon the closing of the merger.

Advisors

UBS Investment Bank is acting as exclusive financial advisor to SIR. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to the company. Joint Lead Arrangers for the bridge loan are Citigroup and UBS Investment Bank.

Conference Call

SIR will host a conference call on Tuesday, September 2, 2014 at 11:00 a.m. Eastern Time to discuss today’s announcement.  This call will be accompanied by an investor presentation that has been made available on the company’s website (www.sirreit.com) and will be filed with the Securities and Exchange Commission, or SEC.

The conference call telephone number is (800) 230-1766. Participants calling from outside the United States and Canada should dial (612) 333-4911. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on September 9, 2014. To access the replay, dial (800) 475-6701. The replay pass code is 335603.

A live audio webcast of the conference call will also be available in a listen-only mode on the company’s website, www.sirreit.com. Participants wanting to access the webcast should visit the company’s website about five minutes before the call. The archived webcast will be available for replay on the company’s website after the call for about one week after the call. The transcription, recording and retransmission in any way of SIR’s conference call are strictly prohibited without the prior written consent of SIR.

About Select Income REIT

SIR is a real estate investment trust, or REIT, which owns and invests in properties that are primarily net leased to single tenants.  As of June 30, 2014, SIR owned 50 properties (280 buildings, leasable land parcels and easements) with a total of approximately 27.0 million square feet located in 21 states, including 11 properties (229 buildings, leasable land parcels and easements) with approximately 17.8 million square feet which are primarily leasable industrial and commercial lands located on the island of Oahu, HI.  SIR is headquartered in Newton, MA.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER SIR USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”,

“INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, SIR IS MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SIR’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                 THIS PRESS RELEASE DESCRIBES A TRANSACTION BY WHICH SIR WILL ACQUIRE CCIT.  THE CLOSING OF THIS TRANSACTION IS SUBJECT TO CERTAIN CONDITIONS AND CONTINGENCIES INCLUDING APPROVAL BY SIR’S SHAREHOLDERS AND CCIT’S STOCKHOLDERS.  SIR CAN PROVIDE NO ASSURANCE THAT THESE CONDITIONS AND CONTINGENCIES WILL BE SATISFIED.  ACCORDINGLY, SIR CAN PROVIDE NO ASSURANCE THAT THIS TRANSACTION WILL BE CONSUMMATED, THAT IT WILL NOT BE DELAYED OR THAT ITS TERMS WILL NOT CHANGE.

•                 THIS PRESS RELEASE STATES AND IMPLIES THAT SIR EXPECTS ITS INCREASED SIZE AND OTHER IMPROVED PORTFOLIO CHARACTERISTICS RESULTING FROM SIR’S ACQUISITION OF CCIT MAY LOWER SIR’S COST OF CAPITAL AND IMPROVE SHAREHOLDER VALUE BY INCREASING SIR’S EQUITY MARKET CAPITALIZATION AND SHARE TRADING LIQUIDITY.  SIR’S FUTURE COST OF CAPITAL AND THE FUTURE TRADING VALUE OF SIR’S SHARES WILL BE DETERMINED BY MARKET CONDITIONS, INCLUDING THE FUTURE RELATIVE DEMAND AND AVAILABILITY FOR SIR’S DEBT AND EQUITY SECURITIES.   THESE MARKET CONDITIONS ARE LARGELY BEYOND SIR’S CONTROL.  ALSO, SIR CURRENTLY INTENDS TO SEEK RATINGS FOR ITS FUTURE DEBT ISSUANCE, INCLUDING THE ISSUANCE OF DEBT TO FINANCE LONG TERM THE COST OF SIR’S ACQUISITION OF CCIT.  SIR’S CREDIT CHARACTERISTICS ARE NOT CURRENTLY RATED BY ANY RATINGS AGENCY.  SIR’S FUTURE DEBT RATINGS WILL BE DETERMINED BY INDEPENDENT CREDIT RATINGS AGENCIES BASED ON CRITERIA THEY DEEM RELEVANT.  SIR CAN PROVIDE NO ASSURANCE THAT ITS FUTURE DEBT ISSUANCES WILL BE INVESTMENT GRADE RATED.   FOR THESE REASONS, AMONG OTHERS, SIR CAN PROVIDE NO ASSURANCE THAT ITS ACQUISITION OF CCIT WILL LOWER SIR’S COST OF CAPITAL OR OTHERWISE IMPROVE THE VALUE OF SIR’S SHARES.

•                 THIS PRESS RELEASE STATES THAT BASED ON ESTIMATED 2015 GAAP NET OPERATING INCOME AND PENDING COMPLETION OF SIR’S ACCOUNTING ANALYSIS, SIR BELIEVES THAT ITS  ACQUISITION CAP RATE IS APPROXIMATELY 6.4%.  ACTUAL 2015 GAAP NET OPERATING INCOME MAY BE DIFFERENT THAN CURRENTLY ESTIMATED AND SIR’S FINAL ACCOUNTING ANALYSIS MAY RESULT IN CHANGES TO ACTUAL 2015 GAAP NET OPERATING INCOME. AS A RESULT, THE ACTUAL ACQUISITION CAP RATE MAY BE HIGHER OR LOWER THAN 6.4%.

•                 THIS PRESS RELEASE STATES THAT ASSUMING THAT 60% OF SIR’S CONSIDERATION FOR CCIT IS PAID IN CASH AND THAT DEBT INCURRED WITH THIS TRANSACTION IS REFINANCED WITH LONGER TERM DEBT FINANCING AT CURRENT MARKET RATES, SIR BELIEVES THAT ITS PURCHASE OF CCIT WILL BE MODESTLY ACCRETIVE TO SIR’S NORMALIZED FUNDS  FROM OPERATIONS PER SHARE IN  2015.  THE PERCENTAGES OF THE CONSIDERATION WHICH WILL BE PAID IN CASH AND SIR COMMON SHARES WILL DEPEND UPON ELECTIONS MADE BY CCIT STOCKHOLDERS WHICH ARE BEYOND SIR’S CONTROL.  SIR’S COST OF LONGER TERM DEBT CAPITAL TO FUND THIS ACQUISITION WILL LARGELY DEPEND UPON MARKET CONDITIONS WHICH ARE BEYOND SIR’S CONTROL.  ACCORDINGLY, SIR CAN PROVIDE NO ASSURANCE THAT THE TRANSACTION

DESCRIBED IN THIS PRESS RELEASE WILL BE ACCRETIVE TO SIR’S NORMALIZED FUNDS FROM OPERATIONS IN 2015.  IN FACT, THIS TRANSACTION MAY BE DILUTIVE TO SIR’S NORMALIZED FUNDS FROM OPERATIONS PER SHARE.

•                 THIS PRESS RELEASE STATES THAT SIR EXPECTS ITS ACQUISITION OF CCIT TO CLOSE DURING THE FIRST QUARTER OF 2015.  AS NOTED ABOVE, THE MERGER TRANSACTION DESCRIBED IN THIS PRESS RELEASE WILL REQUIRE APPROVAL BY BOTH CCIT’S STOCKHOLDERS AND THE ISSUANCE OF SIR SHARES IN THE MERGER WILL REQUIRE THE APPROVAL OF SIR’S SHAREHOLDERS.  SUCH SHAREHOLDER APPROVALS WILL BE SOLICITED BY A JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED IN THE REGISTRATION STATEMENT FOR THE SIR COMMON SHARES TO BE ISSUED IN THE MERGER WHICH MUST BE FILED WITH AND DECLARED EFFECTIVE BY THE SEC.  THE PROCESS OF PREPARING REGISTRATION STATEMENTS IS TIME CONSUMING AND THE TIME REQUIRED FOR SEC CLEARANCE IS BEYOND SIR’S CONTROL.  ACCORDINGLY, SIR CAN PROVIDE NO ASSURANCE THAT ITS ACQUISITION OF CCIT WILL BE CLOSED DURING THE FIRST QUARTER OF 2015.

•                 THIS PRESS RELEASE DESCRIBES A TRANSACTION BY WHICH SIR WILL SELL CERTAIN PROPERTIES ACQUIRED IN THE MERGER TO SNH.  THE HEALTHCARE PROPERTIES SALE IS SUBJECT TO CERTAIN CONDITIONS AND CONTINGENCIES, INCLUDING THE CONSUMMATION OF THE MERGER.  ACCORDINGLY, SIR CAN PROVIDE NO ASSURANCE THAT THE HEALTHCARE PROPERTIES SALE WILL BE CONSUMMATED, THAT IT WILL NOT BE DELAYED OR THAT ITS TERMS WILL NOT CHANGE.

•                 THIS PRESS RELEASE INDICATES THAT SIR INTENDS TO FUND PART OF THE CASH CONSIDERATION WITH BORROWINGS UNDER ITS REVOLVING CREDIT FACILITY AND A $1.0 BILLION BRIDGE LOAN.  THE COMMITMENT LETTER THAT SIR RECEIVED FOR THE BRIDGE LOAN IS SUBJECT TO VARIOUS CONDITIONS, INCLUDING MUTUALLY SATISFACTORY DOCUMENTATION, AND THE FULFILLMENT OF THE OBLIGATIONS THEREUNDER IS NOT A CONDITION TO SIR’S OBLIGATIONS UNDER THE MERGER AGREEMENT.  THERE CAN BE NO ASSURANCE THAT ALL THE CONDITIONS WILL BE SATISFIED, THAT THE TERMS OF THE BRIDGE LOAN WILL NOT CHANGE, OR THAT THE BRIDGE LOAN WILL BE AVAILABLE TO SIR TIMELY OR AT ALL.  IF THE BRIDGE LOAN IS NOT FUNDED FOR ANY REASON, SIR MAY BE FORCED TO OBTAIN ALTERNATE FINANCING WHICH MAY BE ON TERMS AND CONDITIONS THAT ARE LESS FAVORABLE TO IT THAN THOSE IN THE COMMITMENT LETTER.  SIR IS NOT COMMITTED TO INCUR THE ENTIRE BRIDGE LOAN OR ANY PORTION THEREOF, AND MAY UTILIZE OTHER DEBT OR EQUITY FINANCING FOR ALL OR A PORTION OF THE CASH CONSIDERATION.   IN ADDITION, SIR’S REVOLVING CREDIT FACILITY IS, AND THE BRIDGE LOAN WILL BE, IN U.S. DOLLARS AND ITS REVOLVING CREDIT FACILITY BEARS, AND THE BRIDGE LOAN WILL BEAR, INTEREST AT LIBOR PLUS A PREMIUM THAT IS SUBJECT TO ADJUSTMENT BASED UPON CHANGES TO SIR’S LEVERAGE OR CREDIT RATINGS.  ACCORDINGLY, SIR IS VULNERABLE TO CHANGES IN U.S. DOLLAR BASED SHORT TERM RATES, SPECIFICALLY LIBOR. IN ADDITION, UPON RENEWAL OR REFINANCING OF SIR’S REVOLVING CREDIT FACILITY, SIR IS VULNERABLE TO INCREASES IN INTEREST RATE PREMIUMS DUE TO MARKET CONDITIONS OR ITS PERCEIVED CREDIT RISK.  AS A RESULT, SIR’S COST OF BORROWING MAY BE HIGHER THAN CURRENTLY EXPECTED AND MAY REDUCE OR ELIMINATE THE EXPECTED BENEFITS OF THE MERGER TO SIR.

•                 THIS PRESS RELEASE STATES THAT SIR’S BOARD OF TRUSTEES EXPECTS TO RAISE SIR’S REGULAR QUARTERLY COMMON SHARE DISTRIBUTION BY $0.02 TO $0.50 ($2.00 PER SHARE PER YEAR) UPON THE CLOSING OF SIR’S ACQUISITION OF CCIT.  SUCH AN INCREASE IS NOT

GUARANTEED TO OCCUR. ADDITIONALLY, AN IMPLICATION OF THIS STATEMENT MAY BE THAT SIR WILL CONTINUE TO PAY REGULAR QUARTERLY COMMON SHARE DISTRIBUTIONS OF $0.50 OR $2.00 PER SHARE PER YEAR THEREAFTER.  HOWEVER, SIR’S COMMON SHARE DISTRIBUTION RATES ARE SET AND RESET FROM TIME TO TIME IN THE DISCRETION OF SIR’S BOARD OF TRUSTEES.  THE SIR BOARD CONSIDERS MANY FACTORS WHEN SETTING SIR’S DISTRIBUTION RATES INCLUDING SIR’S HISTORICAL AND PROJECTED INCOME, SIR’S HISTORICAL AND PROJECTED NORMALIZED FUNDS FROM OPERATIONS, SIR’S CURRENT AND EXPECTED NEEDS AND AVAILABILITY FOR CASH, THE DISTRIBUTION RATE REQUIRED TO MAINTAIN SIR’S TAX STATUS AS A REIT, AND OTHER MATTERS DEEMED RELEVANT BY SIR’S BOARD.  SIR CAN PROVIDE NO ASSURANCE REGARDING THE AMOUNT OF FUTURE DISTRIBUTIONS.  IN FACT, SIR’S FUTURE QUARTERLY DISTRIBUTIONS MAY BE LESS THAN $0.50 PER SHARE AND LESS THAN $2.00 PER SHARE PER YEAR.

THE INFORMATION CONTAINED IN SIR’S FILINGS WITH THE SEC, INCLUDING UNDER “RISK FACTORS” IN SIR’S PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE SIR’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN SIR’S FORWARD LOOKING STATEMENTS. SIR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, SIR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

In connection with the merger, SIR expects to file with the SEC a registration statement on Form S-4 containing a joint proxy statement/prospectus and other documents with respect to the merger with respect to both SIR and CCIT.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) IF AND WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.

After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to the SIR shareholders and CCIT stockholders.  Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of SIR’s filings with the SEC from SIR’s website at www.sirreit.com and free copies of CCIT’s filings with the SEC from its website at www.colecapital.com.

PARTICIPANTS IN THE SOLICITATION RELATING TO THE MERGER

SIR, its Trustees and certain of its executive officers, CCIT, its directors and certain of its executive officers, Reit Management & Research LLC, SIR’s manager, and Cole Corporate Income Advisors, LLC, CCIT’s advisor, and certain of their directors, officers and employees may be deemed participants in the solicitation of proxies from SIR’s shareholders in respect of the approval of the issuance of SIR common shares in the merger and from CCIT’s stockholders in respect of the approval of the merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of SIR shareholders and CCIT’s stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus and the other relevant documents to be filed with the SEC.  You can find information about SIR’s Trustees and executive officers in its definitive proxy statement for SIR’s 2014 Annual Meeting of Shareholders.  You can find information about CCIT’s directors and executive officers in its definitive proxy statement filed with the SEC on Schedule 14A on April 8, 2014.  These documents are available free of charge on the SEC’s website and from SIR or CCIT, as applicable, using the sources indicated above.

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